UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2008

CARBIZ INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	000-52209	None
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

7115 16th Street East, Suite 105
Sarasota, Florida 34243
(Address of principal executive offices, including Zip Code)

 Registrant’s telephone number, including area code: (941) 952-9255

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act.

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01        Entry into a Material Definitive Agreement.

Item 2.01        Completion of Acquisition or Disposition of Assets.

          On July 2, 2008, the Company entered into an Asset Purchase Agreement with Constellation Homebuilder Systems Inc., a Delaware corporation, and Constellation Homebuilder Systems, Corp., a corporation incorporated under the laws of the Province of Ontario (together, “Constellation”), pursuant to which the Company sold the assets relating to its software division to Constellation for approximately US$2.53 million. The assets consist primarily of software products that the Company licenses to automobile dealerships and customer contracts, together with a minimal amount of computer equipment and office furniture. Along with the assets, thirteen Company employees involved in the software business were transferred to Constellation.

          The Purchase Agreement provided for a purchase price of $2.7 million, less the amount by which the value of certain transferred assets was less than $200,000 on the closing date. The Company believes that such assets had a value of only approximately $28,000 on the closing date, leading to a net purchase price of approximately US$2.53 million.

          The proceeds from the sale will be used to reduce debt and improve cash flow.

          The Purchase Agreement was entered into by the Company and the transaction consummated on the same date. A copy of the Purchase Agreement is attached hereto as Exhibit 10.1. A copy of the press release announcing the sale is attached hereto as Exhibit 10.2.

Item 9.01        Financial Statements and Exhibits

(d) Exhibits

10.1	Asset Purchase Agreement between Carbiz, Inc., Constellation Homebuilder Systems Inc., and Constellation Homebuilder Systems, Corp., dated July 2, 2008.

99.1	Copy of press release announcing the transaction with Constellation.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARBIZ INC.

Date: July 3, 2008	By:	/s/ Stanton Heintz
Stanton Heintz
Chief Financial Officer